Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Mondelēz International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (1)(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, no par value	Rule 457(a)	50,677,058	$71.67	$3,632,024,746.86	$147.60 per $1,000,000	$536,086.85
Total Offering Amounts					$3,632,024,746.86		$536,086.85
Total Fee Offsets							—
Net Fee Due							$536,086.85

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Class A Common Stock, no par value (the “Common Stock”) of Mondelēz International, Inc. (the “Registrant”) that become issuable under the Mondelēz International, Inc. 2024 Performance Incentive Plan (the “2024 PIP”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on May 16, 2024.
(3)Represents the shares of Common Stock issuable under the 2024 PIP.